UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BROADCOM CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 28, 2015

TO OUR SHAREHOLDERS:

On or about September 29, 2015, Broadcom Corporation (“we” or “Broadcom”) commenced mailing to you a definitive proxy statement/prospectus, dated September 28, 2015 (the “definitive proxy statement/prospectus”) relating to the special meeting of shareholders of Broadcom scheduled to held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California 92617, at 11:00 a.m. local time, on November 10, 2015 (the “special meeting”). At the special meeting, the Broadcom shareholders are being asked to consider and vote upon the following proposals, as more fully described in the definitive proxy statement/prospectus: (1) a proposal to approve the merger of each of Broadcom CS Merger Sub, Inc. and Broadcom UT Merger Sub, Inc. with and into Broadcom, with Broadcom continuing as the surviving corporation of each such merger (such mergers, the “Broadcom mergers”), the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of May 28, 2015, by and among Pavonia Limited (“Holdco”), Avago Technologies Limited (“Avago”), Safari Cayman L.P. (“Holdco LP”), Avago Technologies Cayman Holdings Ltd., Avago Technologies Cayman Finance Limited, Broadcom CS Merger Sub, Inc., Broadcom UT Merger Sub, Inc. and Broadcom, and the principal terms of the merger agreement (such proposal, the “merger proposal”); (2) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (the “adjournment proposal”); and (3) a proposal to approve, by non-binding, advisory vote, compensation that will or may be paid or become payable by Broadcom to its named executive officers in connection with the Broadcom mergers (the “non-binding advisory proposal”).

Subject to and upon the terms and conditions of the merger agreement and a statutory procedure known as a scheme of arrangement to be implemented by Avago under Singapore law (the “Avago scheme”) and subject to approval of the High Court of the Republic of Singapore, all issued ordinary shares of Avago as of immediately prior to the effective time of the transaction will be exchanged on a one-for-one basis for newly allotted and issued ordinary shares of Holdco, and Broadcom will become an indirect subsidiary of Holdco upon the consummation of the Broadcom mergers (such mergers, together with the Avago scheme, the “transactions”). As a result of the transactions, both Avago and Broadcom will become indirect subsidiaries of Holdco and their equity securities will cease to be publicly traded. Holdco will be renamed Broadcom Limited. It is a condition to the transactions that Holdco ordinary shares be listed on the Nasdaq Global Select Market, as is the case today with Avago ordinary shares and Broadcom Class A common stock.

To better understand the transactions, you should carefully read the definitive additional materials on Schedule 14A, including Exhibit A hereto, and the definitive proxy statement/prospectus and its annexes, as well as those documents incorporated by reference into the definitive proxy statement/prospectus and any additional documents to which we refer you.

As disclosed in the definitive proxy statement/prospectus dated September 28, 2015 and forming a part of the registration statement on Form S-4 filed with the SEC by Holdco and Holdco LP and declared effective by the SEC on September 25, 2015, eleven putative class action complaints have been filed by and purportedly on behalf of alleged Broadcom shareholders. One putative class action complaint was filed in the Superior Court of the State of California, County of Santa Clara, captioned Jew v. Broadcom Corp., et al., Case No. 1-15-CV-281353, filed June 2, 2015. Eight putative class action complaints were filed in the Superior Court of the State of California, County of Orange, captioned: Xu v. Broadcom Corp., et al., Case No. 30-2015-00790689-CU-SL-CXC, filed June 1, 2015;

Freed v. Broadcom Corp., et al., Case No. 30-2015-00790699-CU-SL-CXC, filed June 1, 2015; N.J. Building Laborers Statewide Pension Fund v. Samueli, et al., Case No. 30-15-00791484-CU-SL-CXC, filed June 4, 2015; Yiu v. Broadcom Corp., et al., Case No. 30-2015-00791490-CU-SL-CXC, filed June 4, 2015; Yiu, et al. v. Broadcom Corp., et al., Case No. 30-2015-00791762-CU-BT-CXC, filed June 5, 2015; Yassian, et al. v. McGregor, et al., Case No. 30-2015-00793360-CU-SL-CXC, filed June 15, 2015; Seafarers’ Pension Plan v. Samueli, et al., Case No. 30-2015-00794492-CU-SL-CXC, filed on June 19, 2015; and Engel v. Broadcom Corp., et al., Case No. 30-2015-00797343-CU-SL-CXC, filed on July 2, 2015 (together with Jew v. Broadcom Corp., et al., the “state actions”). On August 14, 2015, the Superior Court of the State of California, County of Orange, issued an order coordinating the state actions. The coordinated state actions are captioned Broadcom Shareholder Cases, JCCP 4834. Two putative class action complaints were filed in the United States District Court for the Central District of California, captioned: Wytas, et al. v. McGregor, et al., Case No. 8:15-cv-00979, filed on June 18, 2015; and Yassian, et al. v. McGregor, et al., Case No. 8:15-cv-01303, filed on August 15, 2015 (the “federal actions”). On September 2, 2015, plaintiffs in the Wytas, et al. v. McGregor, et al. matter filed an amended complaint adding claims under the federal securities laws. The federal actions have been consolidated under the caption In re Broadcom Corporation Stockholder Litigation; Case No. 8:15-cv-00979-JVS-PJW. The complaints name as defendants, among other parties, Broadcom, members of Broadcom’s Board of Directors and Avago, and they allege breaches of fiduciary duties and aiding and abetting of those alleged breaches. The complaints seek, among other things, injunctive relief to prevent the transactions from closing. Additionally, the federal actions allege violations of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9. On September 25, 2015 the Superior Court of the State of California, County of Orange, stayed the state actions pending the outcome of the federal actions. By order dated September 18, 2015 the federal district court for the Central District of California appointed Farshid Yassian interim lead plaintiff (the “Interim Lead Plaintiff”) for the federal actions, pending final determination of lead plaintiff status.

The Interim Lead Plaintiff in the federal actions has raised certain disclosure claims, which defendants have discussed with counsel for the Interim Lead Plaintiff. Broadcom, Avago, and the other defendants have vigorously denied, and continue vigorously to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were or could have been alleged in the referenced lawsuits, and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with applicable fiduciary and other legal duties. Nothing in this Schedule 14A shall be deemed admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

Important information concerning the proposed transactions is set forth in the definitive proxy statement/prospectus. The definitive proxy statement/prospectus is amended and supplemented by, and should be read as part of and in conjunction with, the information set forth in this Schedule 14A. Capitalized terms used in this Schedule 14A but not otherwise defined herein have the meanings ascribed to those terms in the definitive proxy statement/prospectus.

The special meeting will be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California 92617, at 11:00 a.m. local time, on November 10, 2015. As discussed in the definitive proxy statement/prospectus, the Broadcom board of directors has unanimously determined that the merger agreement, the California merger agreements attached as exhibits to the merger agreement, the Broadcom mergers and the other transactions contemplated by such agreements are advisable and in the best interests of Broadcom and its shareholders and recommends that Broadcom shareholders vote: “FOR” the merger proposal; “FOR” the adjournment proposal; and “FOR” the non-binding advisory proposal.

Sincerely,

Arthur Chong
Executive Vice President, General Counsel and Secretary

EXHIBIT A

Supplement to Definitive Proxy Statement/Prospectus

Broadcom has agreed to make these supplemental disclosures to the definitive proxy statement/prospectus. This supplemental information should be read in conjunction with the definitive proxy statement/prospectus, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. Capitalized terms used but not defined herein have the meanings set forth in the definitive proxy statement/prospectus. The additional disclosures are as follows:

1) Background of the Merger

Reference is made to the section of the definitive proxy statement/prospectus entitled “Background of the Transactions” beginning on page 78 of the definitive proxy statement/prospectus.

The following paragraph on page 78 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On October 16, 2013, at the invitation of the Chairman of the Board of a potential public strategic acquiror referred to herein as Company A, Scott A. McGregor, the President and Chief Executive Officer of Broadcom, met with the Chief Executive Officer and the Chairman of Company A. At this meeting, Company A’s representatives suggested three possible strategic actions: (i) a commercial relationship between Broadcom and Company A; (ii) Company A acquiring Broadcom’s mobile and wireless group for $6 billion; or (iii) Company A acquiring Broadcom as a whole. No price was discussed for the alternative of Company A acquiring Broadcom as a whole at this meeting.

The following paragraph on page 83 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On April 21, 2015, Broadcom’s board of directors held a meeting. At this meeting, Mr. Brandt presented Broadcom’s board with a three year financial plan update, which forecasted Broadcom’s projected standalone operating results over the next three years. Mr. Brandt reported that the plan had been updated to reflect better than expected performance in 2015 and an improved outlook for both 2015 and 2016. At the same meeting, Mr. McGregor summarized separate discussions with representatives of Avago and Company D that had taken place in the preceding weeks. Representatives from J.P. Morgan reviewed the terms of Avago’s April 13, 2015 proposal, and representatives from Skadden provided legal advice, including an overview of the preliminary regulatory considerations with respect to a potential transaction with Avago. After discussion, consensus emerged that the best way to maximize value was to focus Broadcom’s efforts on potential bidders Avago, Company D and Company A, as those parties were the ones most likely to be willing and able to pursue a potential transaction. Broadcom’s board of directors authorized and directed Mr. McGregor to inform Avago that Avago’s offer of $51.00 per share was insufficient, and that if Avago increased its offer to a price above the mid-$50s, Broadcom’s board of directors would authorize the parties to engage in further discussions. Broadcom’s board also authorized and directed Broadcom’s management to continue to engage in discussions with Company D.

The following paragraph replaces the last full paragraph on page 83 of the definitive proxy statement/prospectus:

Later on April 24, 2015, Broadcom’s board of directors held a meeting to review the terms proposed by Avago. At this meeting, Broadcom’s management and representatives from J.P. Morgan discussed the proposal with Broadcom’s board of directors. Broadcom’s management also updated Broadcom’s board of directors as to the status of discussions with Company D, including that despite being asked to do so, Company D had not proposed a price or other terms of any potential transaction. Mr. McGregor indicated to the board that, based on his discussion with Mr. Tan, it was his understanding that Avago fully expected

Broadcom to solicit additional offers from other potential counterparties in order to maximize value for Broadcom’s shareholders. After representatives from J.P. Morgan had exited the meeting, the Broadcom board discussed market rumors that J.P. Morgan was currently engaged to advise another company that Company A may be seeking to acquire. The board noted that it was possible that Company A could pursue both transactions in parallel, and had the financial resources to do so, and that it was also possible that the two transactions were mutually exclusive from an operational point of view. The board’s view was that, in order to avoid even the appearance of a conflict of interest, any contact with Company A should be directly from Broadcom’s representatives and not through J.P. Morgan. After discussion, a consensus of the board emerged that Mr. McGregor should contact the Chief Executive Officer of Company A to solicit Company A’s interest in engaging in a potential transaction with Broadcom, and directed and authorized Mr. McGregor to solicit Company A’s interest in a potential transaction and to convey a sense of urgency in their assessing any such interest. Broadcom’s board of directors also directed and authorized management to engage further with Avago and to proceed with negotiations and mutual due diligence with Avago and to continue to inquire regarding a proposal from Company D.

The following paragraph on page 85 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On May 11, 2015, Broadcom’s board of directors held a meeting. At this meeting, Mr. McGregor summarized the discussions that had taken place with Avago, Company D and Company A in the preceding weeks, representatives from J.P. Morgan provided Broadcom’s board of directors with an updated financial presentation regarding Avago’s proposal and representatives from Skadden provided legal advice regarding Avago’s proposal, including a review of the fiduciary duties of the members of Broadcom’s board of directors. The representatives from Skadden described to the Broadcom board the possibility of using exchangeable limited partnership units as a form of consideration that is designed to be tax deferred for U.S. federal income tax purposes. Broadcom’s board of directors also discussed the various interactions with Drs. Samueli and Nicholas and their counsel regarding the consideration to be offered to the holders of the Broadcom Class B common stock as consideration for entering into a support agreement. Specifically, Broadcom’s board of directors reviewed Dr. Samueli’s proposal that the holders of Broadcom Class B common stock receive a different form of all of the consideration in the proposed transaction with Avago in the form of Avago equity. The Board was also informed that, while Dr. Nicholas had not made a proposal regarding the terms on which he would be prepared to support the transaction proposed by Avago, Dr. Nicholas had indicated that he was inclined to seek to receive all equity consideration in the transaction and more per-share consideration than that received by the Broadcom Class A shareholders. Also at this meeting, J.P. Morgan discussed with the Board certain of J.P. Morgan’s relationships with Avago, Company D and Company A and entities associated with Dr. Samueli and Dr. Nicholas. J.P. Morgan’s representatives explained sources of revenue earned by J.P. Morgan from each of Avago, Company D and Company A and entities associated with Dr. Samueli and Dr. Nicholas and provided dollar ranges of revenues received from each. The representatives from J.P. Morgan also confirmed that J.P. Morgan had not advised Avago, Company D or Company A in connection with a potential transaction involving Broadcom.

The following paragraph on page 86 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On May 14, 2015, the Special Committee held a meeting, at which representatives of Evercore, Davis Polk and J.P. Morgan were in attendance. At this meeting, Evercore provided financial analysis, and Davis Polk provided legal advice, regarding the provision of consideration different in form or amount to the holders of Broadcom Class B common stock.

The following paragraph on page 87 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

Also on May 18, 2015, the Special Committee held a meeting, at which representatives of Broadcom’s management, Davis Polk, Skadden and J.P. Morgan were in attendance. At this meeting, the Special Committee received an update from Broadcom’s management, Davis Polk and Skadden regarding the status of discussions with Avago, and discussions with representatives of Dr. Samueli and Dr. Nicholas. At this meeting, Davis Polk provided further legal advice, regarding the possible provision of consideration that was different in form or amount to the holders of Broadcom Class B common stock from the consideration payable to the holders of Broadcom Class A common stock. The Special Committee also considered that, while the articles of incorporation of Broadcom did not prohibit payment of different consideration to the holders of Broadcom’s Class A and Class B common stock in the Transactions, Broadcom’s prior public disclosures in its Form S-1 filed with the SEC at the time of Broadcom’s initial public offering in 1998 stated that holders of Broadcom’s Class A and Class B common stock would receive identical consideration in the event of a merger or other business combination. The Special Committee unanimously determined to communicate to Dr. Samueli and Dr. Nicholas that the Special Committee would not approve a transaction unless that transaction provided for identical treatment of the holders of Broadcom’s Class A and Class B common stock. Following this meeting, Davis Polk and Skadden communicated the Special Committee’s position to McDermott, Will & Emery (“McDermott”), counsel to Dr. Samueli, and MoFo, counsel to Dr. Nicholas.

The following paragraph on page 88 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

Also on May 22, 2015, the Special Committee held a meeting, at which representatives of Broadcom’s management, Evercore, Davis Polk, Skadden and J.P. Morgan were in attendance. At this meeting, the Special Committee received an update from Broadcom’s management, Evercore, J.P. Morgan, Davis Polk and Skadden regarding the status of discussions with Avago, and discussions with McDermott and MoFo concerning the consideration to be paid to holders of Broadcom’s Class A common stock and Class B common stock.

The following paragraph on page 88 of the definitive proxy statement/prospectus is supplemented by the addition of the text highlighted in bold below:

On May 24, 2015, Broadcom’s board of directors held a meeting. At this meeting, the Broadcom board of directors received presentations from Broadcom’s management, KPMG LLP, Broadcom’s independent registered public accounting firm, and Skadden regarding the status and findings of Broadcom’s ongoing due diligence investigation of Avago from business, finance, accounting, tax, legal and compliance perspectives. Mr. Ignatin explained to the Broadcom board that, while Avago had previously agreed to publicly announce $750 million in anticipated synergies in a transaction with Broadcom, Broadcom had considered scenarios where actual synergies realized could be as high as $1.1 billion after taking into account portfolio management measures likely to be implemented by Avago following a potential transaction with Broadcom. Representatives from J.P. Morgan and Skadden updated the Broadcom board regarding the status of discussions with Avago, and discussions with McDermott and MoFo regarding, among other things, the terms of the restricted exchangeable limited partnership units that would be offered to holders of Broadcom’s Class A common stock and Class B common stock as one of the forms of consideration payable in the proposed merger. Mr. McGregor asked the Broadcom board to consider two courses of action–first, to continue to negotiate with Avago in an attempt to persuade Avago to agree to a shorter lock-up period for the restricted exchangeable limited partnership units; and second, failing that, so the holders of Broadcom’s Class A common stock would have an opportunity to approve a transaction with Avago should they desire to do so, Mr. McGregor suggested that the Special Committee may wish to revisit whether a differential mix of consideration could be provided to holders of Broadcom’s Class B common stock, potentially outside the merger itself, in exchange for the support agreements being sought from each of them, to assure them that they could receive all equity in the transaction given their low tax basis.

2) Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom

Reference is made to the section of the definitive proxy statement/prospectus entitled “Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom” beginning on page 102 of the definitive proxy statement/prospectus.

The following information replaces the first table on page 105:

Company	Revenue Growth 2015-2016E	Gross Margin 2016E	EBITDA Margin 2016E	P/E 2016E
Avago Technologies Ltd.	9%	58%	43%	14.4x
Intel Corporation	5%	64%	47%	11.9x
Qualcomm Incorporated	3%	61%	40%	13.2x

Source: Factset consensus estimates

The following bolded language is added to the third paragraph on page 106:

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Broadcom Common Shares. J.P. Morgan calculated the unlevered free cash flows that Broadcom is expected to generate (1) during calendar years 2015 through 2017 based upon the Broadcom Management Projections (as defined below), and (2) during calendar years 2018 through 2024 based upon extrapolations from the Broadcom Management Projections, as reviewed and approved by Broadcom’s management for J.P. Morgan’s use in connection with its financial analysis and rendering its opinion. “Unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents earnings before interest after taxes, or EBIAT, adjusted for depreciation, capital expenditures, stock-based compensation and change in net working capital. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of the business. J.P. Morgan calculated a range of terminal values for Broadcom at the end of the projection period by applying terminal value growth rates ranging from 2.5% to 3.5%. The unlevered free cash flows and terminal values were then discounted to present values using discount rates ranging from 9.0% to 11.0%. The present values of the unlevered free cash flows and the range of terminal values were then adjusted for Broadcom’s net cash and divided by the fully diluted shares outstanding. The discounted cash flow analysis indicated an implied per share equity value range for the Broadcom Common Shares, rounded to the nearest $0.25, of $42.75 to $58.00.

The following information replaces the first table on page 107:

Company	Revenue Growth 2015-2016E	Gross Margin 2016E	EBITDA Margin 2016E	P/E 2016E
Broadcom Corporation	4%	56%	29%	12.4x
Intel Corporation	5%	64%	47%	11.9x
Marvell Technology Group Ltd.	5%	50%	15%	17.7x
Qualcomm Incorporated	3%	61%	40%	13.2x
Skyworks Solutions, Inc.	12%	49%	39%	17.0x

Source: Factset consensus estimates

The following bolded language is added to the paragraph on page 108 under the heading “Intrinsic Value of Broadcom Merger Consideration—DCF Based”:

J.P. Morgan analyzed the intrinsic value of the per share Broadcom Merger Consideration based on a discounted cash flow approach, assuming the per share Broadcom Merger Consideration received by a Broadcom shareholder consisted of $27.25 in cash and 0.2189 Holdco Ordinary Shares (which assumes no more than 50% of Broadcom Common Shares are Unit Electing Shares and a full proration of the Broadcom Merger Consideration). To determine the intrinsic value of the equity component of the per share Broadcom Merger Consideration, J.P. Morgan conducted a discounted cash flow analysis of the pro forma unlevered free cash flows of the combined company. J.P. Morgan calculated the unlevered free cash flows that the pro forma combined company is expected to generate during fiscal years 2015 through 2024 based upon the Broadcom Management Projections and the Avago Management Projections provided to Broadcom (and extrapolations thereof which were reviewed by Broadcom) taking into account Synergies of $750 million, less the estimates of the managements of Broadcom and Avago of their respective transaction-related expenses. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of each business. J.P. Morgan calculated a range of terminal values for the pro forma combined company at the end of the projection period by applying terminal value growth rates ranging from 2.5% to 3.5%. The unlevered free cash flows and terminal values were then discounted to present values using discount rates ranging from 8.5% to 10.5%. The present values of the unlevered free cash flows and terminal values were then adjusted for the pro forma net debt of the combined company of $17,448 million and divided by the pro forma fully diluted shares of the combined company to calculate a range of implied per share equity values for the pro forma combined company. The range of implied per share equity values for the pro forma combined company was then multiplied by 0.2189 and added to $27.25 in cash to arrive at a range of intrinsic values for the per share Broadcom Merger Consideration (assuming no more than 50% of Broadcom Common Shares are Unit Electing Shares and a full proration of the Broadcom Merger Consideration), rounded to the nearest $0.25, of $55.75 to $74.75 per Broadcom Common Share.

3) Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom’s Special Committee

Reference is made to the section of the definitive proxy statement/prospectus entitled “Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom’s Special Committee” beginning on page 110 of the definitive proxy statement/prospectus.

The following information replaces the list and immediately preceding sentence at the top on page 114:

The range of multiples that Evercore calculated for Broadcom, based on Broadcom management projections and publicly available Wall Street analyst forecasts, and for the selected companies, based on publicly available Wall Street analyst forecasts, is summarized below:

	Total Enterprise Value/Revenue		Total Enterprise Value /Non-GAAP EBITDA		Non-GAAP Price/Earnings
	2015E	2016E	2015E	2016E	2015E	2016E
Broadcom – Wall Street Estimates	2.97 x	2.84 x	10.3 x	9.6 x	12.9 x	12.1 x
Broadcom – Management Projections	3.02	2.91	10.9	10.7	13.6	13.4
Intel Corporation	2.72	2.59	6.6	6.1	15.3	13.8
Qualcomm Incorporated	3.43	3.20	9.0	8.2	14.7	13.0
NXP Semiconductors N.V.	4.41	4.09	14.6	12.5	19.8	15.0
MediaTek Inc.	1.95	1.77	9.2	7.7	14.5	11.9
NVIDIA Corporation	1.91	1.79	9.8	8.4	26.1	19.6
Freescale Semiconductor	3.45	3.26	13.9	12.6	17.6	14.2
Marvell Technology Group Ltd.	1.45	1.39	9.9	9.1	20.1	17.7
STMicroelectronics N.V.	0.90	0.86	6.4	5.0	28.1	14.1
Mean	2.53	2.37	9.9	8.7	19.5	14.9
Median	2.34	2.19	9.5	8.3	18.7	14.1
High	4.41	4.09	14.6	12.6	28.1	19.6
Low	0.90	0.86	6.4	5.0	14.5	11.9

The following information replaces the first full paragraph on page 115:

Discounted Cash Flow Analysis. Evercore performed a discounted cash flow analysis of Broadcom in order to derive ranges of the implied value per Broadcom Common Share based on the implied present value of

Broadcom’s projected future cash flows and terminal value. Evercore calculated the unlevered free cash flows (or UFCF) that Broadcom is expected to generate (1) during calendar years 2015 through 2017 based upon the Broadcom Management Projections (as defined below), and (2) during calendar years 2018 through 2019 based upon extrapolations from the Broadcom Management Projections, which extrapolations were prepared by J.P. Morgan and reviewed and approved by Broadcom’s management for Evercore’s use in connection with its financial analysis and rendering its opinion and were provided to Evercore at Broadcom’s request. The unlevered free cash flows for 2015-2019 are set forth on page 131 of the definitive proxy statement/prospectus (as supplemented by this Schedule 14A) in the section “Financial Forecasts Related to Broadcom”. Evercore treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation represents an economic expense of the business to attract and retain employees. In this analysis, Evercore calculated the range of the equity value per Broadcom Common Share. The range of equity value per share was calculated based on (i) weighted average capital costs ranging from 9.0% to 11.0%, of Broadcom’s projected unlevered free cash flows (or UFCF) for calendar years 2016 through 2019, less tax-effected stock-based compensation, and (ii) a perpetuity growth range of 2.5% to 3.5% implying a range of terminal non-GAAP EBITDA multiples of 7.0x to 10.8x. The discount rates utilized in this analysis were derived by taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated the following range of equity value per Broadcom Common Share:

The following information replaces the table and immediately preceding sentence on page 116:

The selected transactions and the TEV as a multiple of NTM EBITDA of each of the selected transactions are set forth below:

Date Announced	Acquiror	Target	TEV/NTM EBITDA
03/02/15	NXP Semiconductor N.V.	Freescale Semiconductors, Ltd.	13.7 x
02/25/15	Avago Technologies Limited	Emulex Corp.	6.2
02/03/15	MaxLinear, Inc.	Entropic Communications, Inc.	NM
12/01/14	Cypress Semiconductor Corp.	Spansion, Inc.	9.4
10/15/14	Qualcomm Incorporated	CSR plc	15.0
08/20/14	Infineon Technologies AG	International Rectifier Corporation	10.0
06/09/14	Analog Devices, Inc.	Hittite Microwave Corporation	15.1
05/20/14	Cobham plc	Aeroflex Holding Corp.	10.2
02/24/14	RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.	8.8
12/16/13	Avago Technologies Limited	LSI Corporation	11.5
06/21/13	Tsinghua Unigroup Ltd.	Spreadtrum Communications Inc.	9.6
08/14/12	MediaTek Inc.	Mstar Semiconductor Inc. (52% stake)	13.2
06/22/12	MediaTek Inc.	Mstar Semiconductor Inc. (48% stake)	9.2
09/12/11	Broadcom Corporation	NetLogic Microsystems, Inc.	19.1
04/14/11	Texas Instruments Inc.	National Semiconductor Corp.	11.7
01/05/11	Qualcomm Incorporated	Atheros Communications, Inc.	13.9
08/29/10	Intel Corporation	Infineon Technologies AG Wireless Solutions Business	12.6
12/04/06	LSI Corporation	Agere Systems Inc.	14.7

4) Certain Financial Forecasts Utilized by Broadcom in Connection with the Transactions

Reference is made to the subsection of the definitive proxy statement/prospectus entitled “Certain Financial Forecasts Utilized by Broadcom in Connection with the Transactions—Financial Forecasts Related to Broadcom” beginning on page 130 of the definitive proxy statement/prospectus.

The following information replaces the first table and accompanying footnotes on page 131:

	Fiscal Year (1)
	Broadcom FY 2015E	Broadcom FY 2016E	Broadcom FY 2017E
Revenue (millions)	$8,455	$8,776	$9,867
Non-GAAP Gross Margin (Incl. SBC) (2)	55%	55%	55%
Non-GAAP EBITDA (Excl. SBC) (3)	28%	27%	28%
Non-GAAP Operating Income % (Incl. SBC) (4)	21%	21%	23%
Non-GAAP Operating Income % (Excl. SBC) (5)	26%	25%	27%
Capital Expenditures %	6%	5%	4%
Adjusted EPS (Incl. SBC) (6)	$2.86	$2.92	$3.66
Adjusted EPS (Excl. SBC) (7)	$3.45	$3.51	$4.18

(1)	Broadcom’s fiscal year end is December 31.
(2)	“Non-GAAP Gross Margin (Incl. SBC)” is a non-GAAP measure of revenue less cost of goods sold, which includes stock-based compensation, but excludes amortization of purchased intangible assets.
(3)	“Non-GAAP EBITDA (Excl. SBC)” is a non-GAAP measure of estimated earnings from operations before interest expense, depreciation and amortization, other non-operating expense (gain) and income taxes, which excludes stock-based compensation, amortization of purchased intangible assets, impairment of long-lived assets, restructuring costs, settlement costs (gains) and other charges (gains) and was computed by J.P. Morgan based on information provided by Broadcom.
(4)	“Non-GAAP Operating Income (Incl. SBC)” is a non-GAAP measure of estimated earnings from operations before interest expense, other non-operating expense (gain) and income taxes, which includes stock-based compensation, but excludes amortization of purchased intangible assets, impairment of long-lived assets, restructuring costs, settlement costs (gains) and other charges (gains).
(5)	“Non-GAAP Operating Income (Excl. SBC)” is a non-GAAP measure of estimated earnings from operations before interest expense, other non-operating expense (gain) and income taxes, which excludes stock-based compensation, amortization of purchased intangible assets, impairment of long-lived assets, restructuring costs, settlement costs (gains) and other charges (gains), and was computed by J.P. Morgan based on information provided by Broadcom.
(6)	“Adjusted EPS (Incl. SBC)” is a non-GAAP measure of net income per share, adjusted to exclude amortization of purchased intangible assets, impairment of long-lived assets, restructuring costs, settlement costs (gains), inventory charges related to Broadcom’s exit from its cellular baseband business and other charges (gains).
(7)	“Adjusted EPS (Excl. SBC)” is a non-GAAP measure of net income per share, adjusted to exclude stock-based compensation, amortization of purchased intangible assets, impairment of long-lived assets, restructuring costs, settlement costs (gains), inventory charges related to Broadcom’s exit from its cellular baseband business and other charges (gains), and was computed by J.P. Morgan based on information provided by Broadcom.

The following disclosures are inserted on page 131 of the definitive proxy statement/prospectus immediately before the heading “Financial Forecasts Related to Avago”:

In addition, the following table summarizes extrapolations from the Broadcom Management Projections for fiscal years 2018-2024 (the “Broadcom Projection Extrapolations”), which extrapolations were reviewed and approved by Broadcom’s management for J.P. Morgan’s and Evercore’s use in connection with their respective financial analyses and rendering their opinions (in millions):

	Fiscal Year (1)
	Broadcom FY 2018E	Broadcom FY 2019E	Broadcom FY 2020E	Broadcom FY 2021E	Broadcom FY 2022E	Broadcom FY 2023E	Broadcom FY 2024E
Revenue	$10,459	$11,087	$11,752	$12,457	$13,204	$13,864	$14,419
Non-GAAP EBITDA (Excl. SBC) (2)	$2,980	$3,159	$3,349	$3,550	$3,763	$3,951	$4,109
SBC (3)	($330)	($350)	($367)	($389)	($408)	($428)	($441)

(1)	Broadcom’s fiscal year end is December 31.
(2)	“Non-GAAP EBITDA (Excl. SBC)” is a non-GAAP measure of estimated earnings from operations before interest expense, depreciation and amortization, other non-operating expense (gain) and income taxes, which excludes stock-based compensation, amortization of purchased intangible assets, impairment of long-lived assets, restructuring costs, settlement costs (gains) and other charges (gains).
(3)	Stock-based compensation is net of tax.

The following table summarizes Broadcom’s projected unlevered free cash flows (1) during calendar years 2015 through 2017 based upon the Broadcom Management Projections, and (2) during calendar years 2018 through 2024 based upon the Broadcom Projection Extrapolations (in millions):

	Fiscal Year (1)
	Broadcom FY 2015E	Broadcom FY 2016E	Broadcom FY 2017E	Broadcom FY 2018E	Broadcom FY 2019E	Broadcom FY 2020E	Broadcom FY 2021E	Broadcom FY 2022E	Broadcom FY 2023E	Broadcom FY 2024E
Unlevered Free Cash Flow	$1,162	$1,260	$1,736	$2,065	$2,194	$2,304	$2,448	$2,571	$2,747	$2,874

(1)	Broadcom’s fiscal year end is December 31. Computations performed by J.P. Morgan based on the Broadcom Management Projections and Broadcom Projection Extrapolations as described above.

The following information replaces the second table and accompanying footnotes on pages 131-32:

	Fiscal Year (1)
	Avago FY 2015E	Avago FY 2016E
Non-GAAP Revenue (millions) (2)	$6,940	$7,565
Non-GAAP Gross Margin % (3)	60%	60%
Non-GAAP Operating Profit % (Excl. SBC) (4)	42%	42%
Adjusted EPS (Excl. SBC) (5)	$8.85	$9.48

(1)	Avago’s fiscal year end is approximately October 31. Fiscal year 2015 takes into account the impact of the acquisition of Emulex for the first two quarters following close only.
(2)	“Non-GAAP Revenue” is a non-GAAP measure of revenue that takes into account the effect of purchase accounting on revenues.
(3)	“Non-GAAP Gross Margin” is a non-GAAP measure of revenue less cost of goods sold, adjusted to exclude stock-based compensation, amortization of acquired intangible assets and other one-time costs.
(4)	“Non-GAAP Operating Profit (Excl. SBC)” is a non-GAAP measure of estimated earnings from operations before financial income (expense) and taxes, adjusted to exclude stock-based compensation, amortization of acquired intangible assets and other one-time costs.
(5)	“Adjusted EPS (Excl. SBC)” is a non-GAAP measure of estimated GAAP EPS, adjusted to exclude the per share and (where applicable) post-tax effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, purchase accounting effect on inventory, and other one-time items. The share count used is adjusted for the impact of stock-based compensation expense expected to be incurred in future periods and not yet recognized on the GAAP financial statements.

The following disclosure is inserted on page 132 immediately before the heading “Certain Financial Forecasts Utilized by Avago in Connection with the Transactions”:

In addition, the following table summarizes additional projections which were utilized by Broadcom:

	Fiscal Year
	Avago FY 2015E	Avago FY 2016E
Non-GAAP EBITDA % (Excl. SBC)	45%	45%
Capital Expenditures %	9%	6%

In addition to and separate from the foregoing supplemental disclosures, the definitive proxy statement/prospectus is amended and supplemented as described below.

5) Questions and Answers About the Transactions and the Meetings

Reference is made to the subsection of the definitive proxy statement/prospectus entitled “Questions and Answers About the Transactions and the Meetings—Questions and Answers for Broadcom Shareholders” beginning on page 4 of the definitive proxy statement/prospectus.

The following disclosure replaces the question and answer on page 9 of the definitive proxy statement/prospectus beginning with “Q: I own multiple blocks of Broadcom Common Shares …”:

Q: I own multiple blocks of Broadcom Common Shares. Can I make a different election with respect to different blocks (e.g., designate some blocks as Unit Electing Shares)?

A: If you hold your Broadcom Common Shares beneficially in “street name”, you must contact your broker in order to make a different election with respect to each identifiable block of Broadcom Common Shares you exchange (e.g., if you have differing bases or holding periods in respect of your Broadcom Common Shares for U.S. federal income tax purposes), subject to your broker’s system and procedures. If you are a registered Broadcom shareholder, you will only be able to designate certain blocks of Broadcom Common Shares you own as Unit Electing Shares, but not as Cash Electing Shares or Stock Electing Shares. If you elect to receive Holdco ordinary shares and cash with respect to your Broadcom Common Shares, see “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares—Treatment of the Cash/Stock Merger for U.S. Holders” for a discussion of how your gain, if any, in the Cash/Stock Merger will be computed.